Exhibit 99.1

Contact:

Scott Shipley

Investor Relations

Lennar Corporation

(305) 485-2054

FOR IMMEDIATE RELEASE

Lennar Reports Fourth Quarter and Fiscal Year Results

2008 Fourth Quarter

•	Revenues of $1.3 billion – down 41%

•

Loss per share of $5.12 (includes a $0.94 per share charge related to valuation adjustments and other write-offs; and a $4.61 per share charge related to a non-cash deferred tax asset valuation allowance)

•	Homebuilding cash of $1.1 billion at year-end

•	Additional $230 million of cash received subsequent to year-end related to a tax loss carryback

•	Gross margin on home sales:

•	17.0% (excluding SFAS 144 valuation adjustments of $63.4 million) – up 490 basis points
•	11.6% (including SFAS 144 valuation adjustments) – up 1,080 basis points

•	S,G&A expenses as a % of home sales of 14.1% – 100 basis point improvement

•	Operating margin on home sales:

•	2.9% (excluding SFAS 144 valuation adjustments) – up 580 basis points
•	-2.5% (including SFAS 144 valuation adjustments) – up 1,180 basis points

•	Deliveries of 4,518 homes – down 36%

•	New orders of 2,563 homes – down 46%; cancellation rate of 32%

•	Backlog of 1,599 homes – down 60%

•	No outstanding borrowings under the Company’s credit facility at year-end

•	Homebuilding debt to total capital, net of homebuilding cash, of 35.7%

•	Maximum recourse indebtedness related to the Company’s unconsolidated entities of $520 million – reduced by $1.2 billion, or 71%, since its peak at November 30, 2006

2008 Fiscal Year

•	Revenues of $4.6 billion – down 55%

•

Loss per share of $7.00 (includes a $2.41 per share charge related to valuation adjustments and other write-offs; and a $4.61 per share charge related to a non-cash deferred tax asset valuation allowance)

•	Deliveries of 15,735 homes – down 53%

•	New orders of 13,391 homes – down 48%; cancellation rate of 26%

(more)

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Miami, December 18, 2008 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, today reported results for its fourth quarter and fiscal year ended November 30, 2008. Fourth quarter net loss in 2008 was $811.0 million, or $5.12 per diluted share, compared to a net loss of $1.3 billion, or $7.92 per diluted share, in 2007. The net loss for the year ended November 30, 2008 was $1.1 billion, or $7.00 per diluted share, compared to a net loss of $1.9 billion, or $12.31 per diluted share, in 2007.

Stuart Miller, President and Chief Executive Officer of Lennar Corporation, said, “Broad-based external pressures continued to negatively impact the housing market during the fourth quarter as rising unemployment, falling home prices, increased foreclosures, tighter credit and volatile equity markets further eroded consumer confidence and depressed home sales. As we enter fiscal 2009, we are hopeful the new administration will approve a major stimulus package to stimulate housing demand in order to stabilize housing values, which will reduce foreclosures and stabilize the financial markets, leading to restored consumer confidence.”

Mr. Miller continued, “During the fourth quarter, we were intensely focused on maximizing our homebuilding operating cash flows. As a result, we ended our fourth quarter with $1.1 billion in cash and no outstanding borrowings under our credit facility. During the fourth quarter, we reduced our land expenditures by almost 70% quarter-over-quarter, converted 127% of our backlog into deliveries despite difficult market conditions and continued to right-size our business as S,G&A expenses as a percentage of home sales improved 100 basis points year-over-year.”

“Along with significantly enhancing our balance sheet liquidity, we reduced the number of our unconsolidated joint ventures to 116, a 20% decrease from the third quarter, and reduced our maximum unconsolidated joint venture recourse debt to $520 million, a 71% decrease from the peak in 2006.”

Mr. Miller concluded, “In 2009, cash generation will continue to be our top priority. We will convert inventory to cash and reduce both our land purchases and homebuilding starts. In addition, we will reduce our cash outflows by continuing to right-size our overhead to improve our S,G&A percentage.”

RESULTS OF OPERATIONS

THREE MONTHS ENDED NOVEMBER 30, 2008 COMPARED TO

THREE MONTHS ENDED NOVEMBER 30, 2007

Homebuilding

Revenues from home sales decreased 40% in the fourth quarter of 2008 to $1.2 billion from $2.0 billion in 2007. Revenues were lower primarily due to a 34% decrease in the number of home deliveries and a 10% decrease in the average sales price of homes delivered in 2008. New home deliveries, excluding unconsolidated entities, decreased to 4,484 homes in the fourth quarter of 2008 from 6,810 homes last year. In the fourth quarter of 2008, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2007. The average sales price of homes delivered decreased to $262,000 in the fourth quarter of 2008 from $291,000 in the same period last year, due to reduced pricing. Sales incentives offered to homebuyers were $51,400 per home delivered in the fourth quarter of 2008, compared to $58,800 per home delivered in the same period last year.

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Gross margins on home sales excluding SFAS 144 valuation adjustments were $200.8 million, or 17.0%, in the fourth quarter of 2008, compared to $240.4 million, or 12.1%, in the fourth quarter of 2007. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, improved compared to last year, primarily due to the Company’s lower inventory basis and continued focus on repositioning its product and reducing construction costs. Gross margins on home sales were $137.4 million, or 11.6%, in the fourth quarter of 2008, which included $63.4 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $15.6 million, or 0.8%, in the fourth quarter of 2007, which included $224.8 million of SFAS 144 valuation adjustments. Gross margins on home sales excluding SFAS 144 valuation adjustments is a non-GAAP financial measure disclosed by certain of the Company’s competitors and has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

Selling, general and administrative expenses were reduced by $131.8 million, or 44%, in the fourth quarter of 2008, compared to the same period last year, primarily due to the consolidation of divisions, which resulted in reductions in associate headcount, variable selling expense and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 14.1% in the fourth quarter of 2008, from 15.1% in the fourth quarter of 2007.

Losses on land sales totaled $72.5 million in the fourth quarter of 2008, which included $16.7 million of SFAS 144 valuation adjustments and $62.9 million of write-offs of deposits and pre-acquisition costs related to approximately 2,700 homesites under option that the Company does not intend to purchase. In the fourth quarter of 2007, losses on land sales totaled $1.2 billion, which included $970.1 million of SFAS 144 valuation adjustments and $217.6 million of write-offs of deposits and pre-acquisition costs related to approximately 12,500 homesites that were under option.

Equity in loss from unconsolidated entities was $6.3 million in the fourth quarter of 2008, which included $2.4 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $194.8 million in the fourth quarter of 2007, which included $191.5 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

Management fees and other expense, net, totaled $78.1 million in the fourth quarter of 2008, which included $56.3 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $19.4 million of write-offs of notes receivable, compared to management fees and other expense, net, of $83.0 million in the fourth quarter of 2007, which included $85.8 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities.

Minority interest income (expense), net was ($4.9) million in the fourth quarter of 2008, compared to minority interest income (expense), net of $1.3 million in the fourth quarter of 2007.

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Due to the Company’s termination of its right to purchase certain LandSource assets, the Company recognized deferred profit of $101.3 million in the fourth quarter of 2008 (net of $31.8 million of write-offs of option deposits and pre-acquisition costs and other write-offs) related to the recapitalization of the Company’s LandSource joint venture in 2007.

Sales of land, equity in loss from unconsolidated entities, management fees and other expense, net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Change in Reportable Segments

The Company has disaggregated its Houston homebuilding division from its Homebuilding Central reportable segment and has presented Houston as a separate reportable segment due to the division achieving a quantitative threshold set forth in SFAS 131. All prior year segment information has been reclassified to conform to the fiscal 2008 presentation. The changes in reportable segments have no effect on the Company’s consolidated financial position, results of operations or cash flows.

Financial Services

Operating loss for the Financial Services segment was $5.4 million in the fourth quarter of 2008, compared to an operating loss of $18.7 million in the same period last year. The reduction in the operating loss was primarily a result of increased profitability in the segment’s mortgage operations and a reduced loss in the segment’s title operations.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $4.5 million, or 12%, in the fourth quarter of 2008, compared to the same period last year. As a percentage of total revenues, corporate general and administrative expenses increased to 2.4% in the fourth quarter of 2008, from 1.6% in the fourth quarter of 2007, due to lower revenues.

Deferred Tax Asset Valuation Allowance

SFAS 109 requires a reduction of the carrying amounts of deferred tax assets by a valuation allowance, if based on available evidence, it is more likely than not that such assets will not be realized. As a result of the Company’s operational results for the three months ended November 30, 2008, the Company has now incurred cumulative losses over the evaluation period it established in accordance with SFAS 109. Accordingly, based on the evaluation of available evidence including the Company’s cumulative losses in the evaluation period, its current level of profits and losses and the current market conditions, the Company has recorded a non-cash valuation allowance against its deferred tax assets of $730.8 million during the three months ended November 30, 2008. In future periods, the valuation allowance could be reduced based on sufficient evidence indicating that it is more likely than not that a portion of the Company’s deferred tax assets will be realized.

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YEAR ENDED NOVEMBER 30, 2008 COMPARED TO

YEAR ENDED NOVEMBER 30, 2007

Homebuilding

Revenues from home sales decreased 56% in the year ended November 30, 2008 to $4.2 billion from $9.5 billion in 2007. Revenues were lower primarily due to a 51% decrease in the number of home deliveries and a 9% decrease in the average sales price of homes delivered in 2008. New home deliveries, excluding unconsolidated entities, decreased to 15,344 homes in the year ended November 30, 2008 from 31,582 homes last year. In the year ended November 30, 2008, new home deliveries were lower in each of the Company’s homebuilding segments and Homebuilding Other, compared to 2007. The average sales price of homes delivered decreased to $270,000 in the year ended November 30, 2008 from $297,000 in 2007, due to reduced pricing. Sales incentives offered to homebuyers were $48,700 and $48,000 per home delivered in the years ended November 30, 2008 and 2007, respectively.

Gross margins on home sales excluding SFAS 144 valuation adjustments were $705.1 million, or 17.0%, in the year ended November 30, 2008, compared to $1.3 billion, or 13.9%, in 2007. Gross margin percentage on home sales, excluding SFAS 144 valuation adjustments, improved compared to last year primarily due to the Company’s lower inventory basis and continued focus on repositioning its product and reducing construction costs. Gross margins on home sales were $509.6 million, or 12.3%, in the year ended November 30, 2008, which included $195.5 million of SFAS 144 valuation adjustments, compared to gross margins on home sales of $570.7 million, or 6.0%, in the year ended November 30, 2007, which included $747.8 million of SFAS 144 valuation adjustments.

Selling, general and administrative expenses were reduced by $713.1 million, or 52%, in the year ended November 30, 2008, compared to last year, primarily due to the consolidation of divisions, which resulted in reductions in associate headcount, variable selling expense and fixed costs. As a percentage of revenues from home sales, selling, general and administrative expenses increased to 15.8% in the year ended November 30, 2008, from 14.5% in 2007, due to lower revenues.

Losses on land sales totaled $133.2 million in the year ended November 30, 2008, which included $47.8 million of SFAS 144 valuation adjustments and $97.2 million of write-offs of deposits and pre-acquisition costs related to approximately 8,200 homesites under option that the Company does not intend to purchase. In the year ended November 30, 2007, losses on land sales totaled $1.7 billion, which included $1.2 billion of SFAS 144 valuation adjustments and $530.0 million of write-offs of deposits and pre-acquisition costs related to approximately 36,900 homesites that were under option.

Equity in loss from unconsolidated entities was $59.2 million in the year ended November 30, 2008, which included $32.2 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments, compared to equity in loss from unconsolidated entities of $362.9 million in the year ended November 30, 2007, which included $364.2 million of SFAS 144 valuation adjustments related to assets of unconsolidated entities in which the Company has investments.

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Management fees and other expense, net totaled $200.0 million in the year ended November 30, 2008, which included $172.8 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities and $25.0 million of write-offs of notes receivable, compared to management fees and other expense, net of $76.0 million in the year ended November 30, 2007, which included $132.2 million of APB 18 valuation adjustments to the Company’s investments in unconsolidated entities.

Minority interest income (expense), net was $4.1 million in the year ended November 30, 2008, compared to minority interest income (expense), net of ($1.9) million in the year ended November 30, 2007.

Due to the Company’s termination of its right to purchase certain LandSource assets, the Company recognized deferred profit of $101.3 million in the year ended November 30, 2008 (net of $31.8 million of write-offs of option deposits and pre-acquisition costs and other write-offs) related to the recapitalization of the Company’s LandSource joint venture in 2007.

Sales of land, equity in loss from unconsolidated entities, management fees and other expense, net and minority interest income (expense), net may vary significantly from period to period depending on the timing of land sales and other transactions entered into by the Company and unconsolidated entities in which it has investments.

Financial Services

Operating loss for the Financial Services segment was $31.0 million in the year ended November 30, 2008, compared to operating earnings of $6.1 million in the same period last year. The decline in profitability was primarily due to a goodwill write-off of $27.2 million related to the segment’s mortgage operations and lower transactions in the segment’s title and mortgage operations.

Corporate General and Administrative Expenses

Corporate general and administrative expenses were reduced by $43.5 million, or 25%, for the year ended November 30, 2008, compared to 2007. As a percentage of total revenues, corporate general and administrative expenses increased to 2.8% in the year ended November 30, 2008, from 1.7% in the same period last year, due to lower revenues.

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Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our business, financial condition, results of operations, cash flows, strategies and prospects. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause our actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors” in Item 1A of our Annual Report on Form 10-K for our fiscal year ended November 30, 2007. We do not undertake any obligation to update forward-looking statements, except as required by Federal securities laws.

A conference call to discuss the Company’s fourth quarter earnings will be held at 11:00 a.m. Eastern time on Thursday, December 18, 2008. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 203-369-3956 and entering 5932669 as the confirmation number.

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LENNAR CORPORATION AND SUBSIDIARIES

Selected Revenues and Operational Information

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2008	2007	2008	2007
Revenues:
Homebuilding	$1,206,562	2,096,084	4,263,038	9,730,252
Financial services	71,486	80,821	312,379	456,529

Total revenues	$1,278,048	2,176,905	4,575,417	10,186,781

Homebuilding operating loss	$(58,228)	(1,914,611)	(400,786)	(2,913,999)
Financial services operating earnings (loss)	(5,423)	(18,714)	(30,990)	6,120
Corporate general and administrative expenses	(31,299)	(35,766)	(129,752)	(173,202)

Loss before (provision) benefit for income taxes	(94,950)	(1,969,091)	(561,528)	(3,081,081)
(Provision) benefit for income taxes	(716,039)	717,444	(547,557)	1,140,000

Net loss	$(810,989)	(1,251,647)	(1,109,085)	(1,941,081)

Basic and diluted average shares outstanding	158,529	158,072	158,395	157,718

Basic and diluted loss per share	$(5.12)	(7.92)	(7.00)	(12.31)

Supplemental information:
Interest incurred (1)	$37,576	41,613	148,293	199,073

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable (2):
Loss before (provision) benefit for income taxes	$(94,950)	(1,969,091)	(561,528)	(3,081,081)
Interest expense	32,371	48,041	130,357	203,700
Valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable	221,099	1,864,009	597,710	3,160,110

EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable	$158,520	(57,041)	166,539	282,729

(1)	Amount represents interest incurred related to homebuilding debt, which is primarily capitalized to inventories and relieved as cost of sales when homes are delivered or land is sold.
(2)	EBIT before valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable is a non-GAAP financial measure derived by adding back interest expense, valuation adjustments and write-offs of option deposits and pre-acquisition costs, goodwill and notes receivable reflected in loss before (provision) benefit for income taxes. This financial measure has been presented because the Company finds it useful in evaluating its performance and believes that it helps readers of the Company’s financial statements compare its operations with those of its competitors.

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LENNAR CORPORATION AND SUBSIDIARIES

Homebuilding Information

(In thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2008	2007	2008	2007
Revenues:
Sales of homes	$1,183,066	1,983,618	4,150,717	9,462,940
Sales of land	23,496	112,466	112,321	267,312

Total revenues	1,206,562	2,096,084	4,263,038	9,730,252

Costs and expenses:
Cost of homes sold	1,045,622	1,968,044	3,641,090	8,892,268
Cost of land sold	96,010	1,293,643	245,536	1,928,451
Selling, general and administrative	166,967	298,783	655,255	1,368,358

Total costs and expenses	1,308,599	3,560,470	4,541,881	12,189,077

Gain on recapitalization of unconsolidated entity	133,097	—	133,097	175,879
Goodwill impairments	—	(173,701)	—	(190,198)
Equity in loss from unconsolidated entities	(6,299)	(194,762)	(59,156)	(362,899)
Management fees and other expense, net	(78,086)	(83,025)	(199,981)	(76,029)
Minority interest income (expense), net	(4,903)	1,263	4,097	(1,927)

Operating loss	$(58,228)	(1,914,611)	(400,786)	(2,913,999)

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LENNAR CORPORATION AND SUBSIDIARIES

Valuation Adjustments and Write-offs

(In thousands)

(unaudited)

	Three Months Ended November 30,		Years Ended November 30,
	2008	2007	2008	2007
SFAS 144 valuation adjustments to finished homes, CIP and land on which the Company intends to build homes:
East	$25,824	67,114	76,791	279,064
Central	7,035	30,427	28,142	91,354
West	26,654	115,756	75,614	331,827
Houston	1,468	651	2,262	2,836
Other	2,404	10,863	12,709	42,762

Total	63,385	224,811	195,518	747,843

SFAS 144 valuation adjustments to land the Company intends to sell or has sold to third parties:
East	9,411	235,228	23,251	307,534
Central	1,598	60,397	12,369	79,101
West	5,657	584,587	11,094	648,628
Houston	29	1,422	137	1,762
Other	47	88,442	940	130,269

Total	16,742	970,076	47,791	1,167,294

Write-offs of option deposits and pre-acquisition costs:
East	7,979	45,314	18,989	119,645
Central	188	7,508	6,024	56,304
West	52,374	146,336	62,447	310,795
Houston	—	196	745	813
Other	2,331	18,242	8,967	42,424

Total	62,872	217,596	97,172	529,981

Company’s share of SFAS 144 valuation adjustments related to assets of unconsolidated entities:
East	—	48,146	7,241	55,157
Central	1,574	18,997	1,732	29,585
West	805	118,566	22,675	273,679
Houston	—	—	—	—
Other	—	5,741	597	5,741

Total	2,379	191,450	32,245	364,162

APB 18 valuation adjustments to investments in unconsolidated entities:
East	34,169	15,481	54,340	42,200
Central	10,776	8,800	11,197	14,552
West	7,600	58,487	90,193	68,883
Houston	—	—	—	—
Other	3,754	3,066	17,060	6,571

Total	56,299	85,834	172,790	132,206

Write-offs of notes receivable:
East	10,200	—	10,200	—
Central	—	—	—	—
West	9,222	—	10,222	—
Houston	—	—	—	—
Other	—	—	4,596	—

Total	19,422	—	25,018	—

Goodwill impairments:
East	—	46,274	—	46,274
Central	—	28,465	—	31,293
West	—	43,955	—	43,955
Houston	—	—	—	—
Other	—	55,007	—	68,676

Total	—	173,701	—	190,198

Financial services write-offs of notes receivable	—	541	—	28,426

Financial services goodwill impairments	—	—	27,176	—

Total valuation adjustments and write-offs of option deposits and pre-acquisitions costs, goodwill and notes receivable	$221,099	1,864,009	597,710	3,160,110

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LENNAR CORPORATION AND SUBSIDIARIES

Summary of Deliveries, New Orders and Backlog

(Dollars in thousands)

(unaudited)

	Three Months Ended November 30,		At or for the Years Ended November 30,
	2008	2007	2008	2007
Deliveries:
East	1,517	2,087	4,957	9,840
Central	605	1,352	2,442	7,020
West	1,157	1,855	4,031	8,739
Houston	791	911	2,736	4,380
Other	448	839	1,569	3,304

Total	4,518	7,044	15,735	33,283

Of the total deliveries listed above, 34 and 391, respectively, represent deliveries from unconsolidated entities for the three months and year ended November 30, 2008, compared to 234 and 1,701 deliveries in the same periods last year.

New Orders:
East	763	1,197	3,953	7,492
Central	469	1,025	2,280	5,055
West	634	1,418	3,396	6,765
Houston	449	578	2,416	3,621
Other	248	543	1,346	2,820

Total	2,563	4,761	13,391	25,753

Of the total new orders listed above, there were 38 net cancellations from unconsolidated entities for the three months ended November 30, 2008 and 174 net new orders from unconsolidated entities for the year ended November 30, 2008, compared to 123 and 1,091 net new orders in the same periods last year.

Backlog - Homes:
East			787	1,797
Central			123	285
West			247	942
Houston			269	589
Other			173	396

Total			1,599	4,009

Of the total homes in backlog listed above, 8 represents homes in backlog from unconsolidated entities at November 30, 2008, compared to 364 homes in backlog at November 30, 2007.
Backlog - Dollar Value:
East			$202,791	587,100
Central			23,736	67,344
West			108,779	408,280
Houston			57,785	128,340
Other			63,179	193,073

Total			$456,270	1,384,137

Of the total dollar value of homes in backlog listed above, $12,460 represents the backlog dollar value from unconsolidated entities at November 30, 2008, compared to $182,664 of backlog dollar value at November 30, 2007.

Lennar’s reportable homebuilding segments and homebuilding other consist of homebuilding divisions located in:

East:	Florida, Maryland, New Jersey and Virginia

Central:	Arizona, Colorado and Texas (1)

West:	California and Nevada

Houston:	Houston, Texas

Other:	Illinois, Minnesota, New York, North Carolina and South Carolina

(1)	Texas in the Central reportable segment excludes Houston, Texas which is its own reportable segment.

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LENNAR CORPORATION AND SUBSIDIARIES

Supplemental Data

(Dollars in thousands)

(unaudited)

	November 30,
	2008	2007
Homebuilding debt	$2,544,935	2,295,436
Stockholders’ equity	2,623,007	3,822,119

Total capital	$5,167,942	6,117,555

Homebuilding debt to total capital	49.2%	37.5%

Homebuilding debt	$2,544,935	2,295,436
Less: Homebuilding cash	1,091,468	642,467

Net homebuilding debt	$1,453,467	1,652,969

Net homebuilding debt to total capital (1)	35.7%	30.2%

(1)	Net homebuilding debt to total capital consists of net homebuilding debt (homebuilding debt less homebuilding cash) divided by total capital (net homebuilding debt plus stockholders’ equity).